FIRST AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

RENAISSANCE CAPITAL GREENWICH FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (this “Amendment”) dated as of September 30, 2014 is between Renaissance Capital Greenwich Funds, on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of October 9, 2013, as amended to date, between Renaissance Capital Greenwich Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

WHEREAS, the Renaissance Capital Greenwich Funds and State Street both desire to amend the Funds listed on Schedule B.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.       Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.       Amendment. Schedule B (Schedule of Funds) to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Amendment.

3. Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4.       Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.

5.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.       Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this First Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

RENAISSANCE CAPITAL GREENWICH FUNDS, on behalf of each of its series as listed on Schedule B, severally and not jointly By: /s/ William K. Smith Name: William K. Smith Title: CEO	STATE STREET BANK AND TRUST COMPANY By: /s/ Doug Brown Name: Doug Brown Title: Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated September 15, 2014 between RENAISSANCE CAPITAL GREENWICH FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (each a "Fund" and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Renaissance IPO ETF	80-0950795	September 30
Renaissance International IPO ETF	30-0837970	September 30